EXHIBIT 10.4

LEASE EXTENSION AGREEMENT

BETWEEN

WEIR REDEVELOPMENT COMPANY

AND

KIRKHILL TA CORPORATION

Both Weir Redevelopment Company and Kirkhill TA Corporation agree to extend an original lease dated June 1, 1998, which has been extended and amended by mutual agreement since its inception. The extended term will incorporate the following revised terms.

1.	The term of the extended lease will be for one (1) year commencing on May 1, 2010 and terminating on April 30, 2011.

2.	The annual base rent will be $224,016.00 payable monthly in advance in equal payments of $18,668.00.

3.	Lessee may extend term for two (2) additional one (1) year terms with a six month notice to Lessor at the same annual base rent.

Agreed to this day October 30, 2009

By:	/s/ Leonard S. Jolles
Leonard S. Jolles Weir Redevelopment Corporation

By:	/s/ Jim Sweeney
Kirkhill TA Corporation